Exhibit 10.27

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS
This SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (this “Agreement”) is entered into by and between Roan Resources LLC (the “Company”) and Tony C. Maranto (“Employee”).
WHEREAS, Employee has been employed by the Company pursuant to the Amended and Restated Employment Agreement between Employee and the Company dated November 6, 2017 (the “Employment Agreement”);
WHEREAS, Employee resigned from his employment with the Company and resigned as President and Chief Executive Officer of Roan Resources, Inc. (“Roan”) and as a member of the Board of Directors of Roan (the “Board”) on, and effective as of, April 12, 2019 (the “Separation Date”);
WHEREAS, Employee and the Company wish for Employee to receive a cash payment and certain benefits as set forth in this Agreement, conditioned upon Employee’s entry into, and non-revocation of, this Agreement in the time provided to do so and satisfaction of the terms herein; and
WHEREAS, the parties wish to resolve any and all claims that Employee has or may have against the Company or any of the other Company Parties (as defined below), including any claims that Employee may have arising out of Employee’s employment or the end of such employment.
NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Employee and the Company, the parties hereby agree as follows:
1.Resignation from Employment and Other Resignations. Employee and the Company acknowledge and agree that Employee’s employment with the Company and any other Company Party ended due to Employee’s voluntary resignation as of the Separation Date. Further, as of the Separation Date, the automatic resignations set forth in Section 22 of the Employment Agreement took effect. Without limiting the foregoing, Employee automatically resigned, as of the Separation Date, (a) as an officer of the Company, Roan and each other Company Party, as applicable, (b) from the Board and (c) from the board of directors or any similar governing body of any Company Party and any corporation, limited liability entity or other entity in which the Company or any Company Party holds an equity interest and with respect to which board or similar governing body Employee serves as the Company’s or such Company Party’s designee or other representative (if applicable).

2.Separation Payment. Provided that Employee (x) executes this Agreement and returns it to the Company, care of General Counsel, 14701 Hertz Quail Springs Pkwy, Oklahoma City, Oklahoma 73134, so that it is received by the Company no later than the close of business on May 6, 2019, and does not revoke his acceptance of this Agreement pursuant to Section 7(d); and (y) honors each of Employee’s commitments set forth herein, then:

(a) The Company shall provide Employee with a lump sum payment of $262,500, less applicable taxes and withholdings (the “Cash Payment”), which Cash Payment shall be provided no later than the Company’s first regular pay date after the expiration of Release Revocation Period (as defined below).

(b)During the portion, if any, of the twelve (12)-month period following the Separation Date (the “Reimbursement Period”) that Employee elects to continue coverage for Employee and Employee’s spouse

Exhibit 10.27

and eligible dependents, if any, under the Company’s group health plans pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall promptly reimburse Employee on a monthly basis for the difference between the amount Employee pays to effect and continue such coverage and the employee contribution amount that similarly situated employees of the Company pay for the same or similar coverage under such group health plans (the “COBRA Benefit”). Each payment of the COBRA Benefit shall be paid to Employee on the Company’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which Employee submits to the Company documentation of the applicable premium payment having been paid by Employee, which documentation shall be submitted by Employee to the Company within thirty (30) days following the date on which the applicable premium payment is paid. Employee shall be eligible to receive such reimbursement payments until the earliest of: (i) the last day of the Reimbursement Period; (ii) the date Employee is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Employee becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Employee); provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain Employee’s sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage.

(c)The Company shall provide Employee with a lump sum payment equal to Employee’s six (6) weeks of accrued but unused vacation, less applicable taxes and withholdings (the “Vacation Payment”), which Vacation Payment shall be provided no later than the Company’s first regular pay date after the expiration of Release Revocation Period (as defined below).

3.Performance Share Units. Immediately prior to the Separation Date, Employee held 375,000 unvested performance share units (the “PSUs”), which were granted pursuant to the terms of that certain Performance Share Unit Grant Notice made as of December 12, 2017, by and between Company and Employee (the “Grant Notice”) and the Performance Share Unit Agreement made as of December 12, 2017, by and between Company and Employee, which was attached as Exhibit A to the Grant Notice (the “PSU Agreement”) and adjusted on September 24, 2018 in accordance with that certain letter regarding Performance Share Unit Award Adjustments (the “Adjustment Letter,” and together with the Grant Notice and PSU Agreement, the “PSU Documents”). For avoidance of doubt, Employee acknowledges and agrees that, pursuant to the terms of the PSU Documents, all PSUs (and all rights arising from being a holder thereof) were automatically forfeited as of the Separation Date. Employee further acknowledges and agrees that, other than 20,000 shares of Class A common stock of Roan Resources, Inc., Employee does not hold any equity or other interests (or rights to acquire or derivative rights in respect of any equity interests or other securities or interests) in the Company or any other Company Party.

4.Receipt of All Leaves and Compensation. Employee expressly acknowledges and agrees that he is not entitled to the Cash Payment, the COBRA Benefit or the Vacation Payment (or any portion thereof) but for his entry into this Agreement and satisfaction of the terms herein. Employee further acknowledges and agrees that he has received all leaves (paid and unpaid) which he has been entitled to receive from each Company Party and that he has been paid all wages, bonuses, compensation and other sums that he is owed or has been owed by each Company Party, including all payments arising out of all incentive plans and any other bonus or contractual arrangement. For the avoidance of doubt, Employee expressly acknowledges and agrees that Employee is not eligible to receive any severance pay under the Employment Agreement, and the Cash Payment, COBRA Benefit and Vacation Payment fully and finally satisfies any and all obligations that any Company Party has had or ever could have to Employee arising out of or in connection with Employee’s employment with the Company or any other Company Party (or the

Exhibit 10.27

end of such employment) and all amounts required to be paid under or pursuant to the Employment Agreement have been fully and finally satisfied.

5.Complete Release of Claims.

(a)Employee hereby forever releases and discharges the Company, Roan and each of their respective parents, subsidiaries, predecessors, successors, assigns or affiliated entities, along with each of the foregoing entities’ respective past, present, and future owners, affiliates, subsidiaries, stockholders, partners, officers, directors, members, managers, employees, agents, attorneys, successors, administrators, fiduciaries, insurers and benefit plans and the trustees and fiduciaries of such plans, in their personal and representative capacities (collectively, the “Company Parties”) from, and Employee hereby waives, any and all claims, demands, liabilities and causes of action of any kind that Employee has or could have, whether known or unknown, whether statutory or common law, including any claim for salary, benefits, payments, expenses, costs, damages, penalties, compensation, remuneration, contractual entitlements, and all claims or causes of action relating to his employment relationship with any Company Party, the termination of such employment relationship, or any other acts or omissions related to any matter occurring or existing on or prior to the date that Employee executed this Agreement, including (i) claims arising under or for any alleged violation of: (A) the Age Discrimination in Employment Act of 1967 (including as amended by the Older Workers Benefit Protection Act); (B) Title VII of the Civil Rights Act of 1964; (C) the Civil Rights Act of 1991; (D) Sections 1981 through 1988 of Title 42 of the United States Code; (E) the Employee Retirement Income Security Act of 1974; (F) the Immigration Reform Control Act; (G) the Americans with Disabilities Act of 1990; (H) the National Labor Relations Act; (I) the Occupational Safety and Health Act; (J) the Family and Medical Leave Act of 1993; (K) the Oklahoma Anti-Discrimination Act, the Oklahoma Protection of Labor Act, the Oklahoma Minimum Wage Act, the Administrative Workers’ Compensation Act, and the Standards for Workplace Drug and Alcohol Testing Act; (L) any other local, state or federal anti-discrimination or anti-retaliation law; (M) any other local, state or federal law, regulation or ordinance; (ii) claims arising or for any alleged violation of any public policy, contract, tort, or common law claim or claim for defamation, emotional distress, fraud or misrepresentation of any kind, promissory estoppel, breach of the implied duty of good faith and fair dealing, breach of implied or express contract, breach of fiduciary duty or wrongful discharge; (iii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in the matters referenced herein; and (iv) any and all claims Employee may have arising as the result of any alleged breach of any contract, incentive compensation plan or agreement, or other equity-based compensation plan or agreement with any Company Party, including the Employment Agreement and the PSU Documents (collectively, the “Released Claims”). This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Employee is simply agreeing that, in exchange for the consideration received by his through this Agreement, any and all potential claims of this nature that Employee may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b)Notwithstanding this release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission (“EEOC”) or other governmental agency, or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC or other governmental agency; however, Employee understands and agrees that, to the extent permitted by law, he is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or governmental agency proceeding or subsequent legal actions. Nothing herein waives Employee’ right to receive an award for information provided to a governmental agency. Further, in no event shall the Released Claims include

Exhibit 10.27

(i) any claim which arises after the date this Agreement is executed by Employee, (ii) any claim to enforce Employee’s rights under this Agreement; or (iii) any claim to vested benefits under an employee benefit plan that is subject to ERISA.

6.Employee’s Representations. Employee represents, warrants and agrees that, as of the time that he executes this Agreement, he has not brought or joined any claims, appeals, complaints, charges or lawsuits against any Company Party in any court or before any government agency or arbitrator with respect to a matter, claim or incident that occurred or arose out of one or more occurrences that took place on or prior to the time that Employee signs this Agreement. Employee further represents and warrants that he has made no assignment, sale, delivery, transfer or conveyance of any rights he has asserted or may have against any of the Company Parties with respect to any Released Claim.

7.Additional Acknowledgments and Rights. Employee acknowledges that:

(a)Employee has carefully read this Agreement.

(b)Employee has been advised, and hereby is advised in writing, to seek legal counsel before signing this Agreement, and he has had adequate opportunity to do so.

(c)Employee has been given at least twenty-one (21) days to review and consider this Agreement. If Employee signs this Agreement before the expiration of twenty-one (21) days after his receipt of this Agreement, he has knowingly and voluntarily waived any longer consideration period than the one provided to him. No changes (whether material or immaterial) to this Agreement shall restart the running of this twenty-one (21) day period.

(d)Employee has seven (7) days after signing this Agreement to revoke it (such seven-day period is referred to as the “Release Revocation Period”). This Agreement will not become effective or enforceable until the Release Revocation Period has expired without Employee exercising his revocation right. Any notice of revocation of the Agreement is effective only if such revocation is in writing and received by the Company, care of General Counsel, 14701 Hertz Quail Springs Pkwy, Oklahoma City, Oklahoma 73134, on or before the expiration of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, then no consideration shall be provided to Employee pursuant to Section 2 and the release of claims set forth herein shall be of no force or effect, and all remaining provisions of this Agreement shall remain in full force and effect.

(e)Employee agrees and acknowledges that he is receiving, pursuant to this Agreement, consideration in addition to anything of value to which he is already entitled.

(f)Employee fully understands the final and binding effect of this Agreement; the only promises made to Employee to sign this Agreement are those stated within the four corners of this document; and Employee is signing this Agreement knowingly, voluntarily and of his own free will, and understands and agrees to each of the terms of this Agreement.

(g)No Company Party has provided any tax or legal advice regarding this Agreement and Employee has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Employee’s own choosing such that he enters into this Agreement with full understanding of the tax and legal implications thereof.

Exhibit 10.27

8.Affirmation of Restrictive Covenants. Employee acknowledges that he has made certain commitments with respect to confidentiality, non-disclosure of information and non-solicitation, as set forth in Sections 9 and 10 of the Employment Agreement. Employee recognizes the continuing effectiveness and enforceability of the commitments set forth in Sections 9 and 10 of the Employment Agreement, and reaffirms his promise to abide by such commitments following the Separation Date. Employee acknowledges and understands that his entitlement to, and the Company’s payment of, any portion of the Cash Payment, the COBRA Benefit and the Vacation Payment is dependent upon Employee’s continuing compliance with the Sections 9 and 10 of the Employment Agreement. Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict an individual from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to such individual individually from any such Governmental Authorities; (iii) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Further notwithstanding the provisions of this Agreement, pursuant to 18 USC Section 1833(b), no individual shall be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if an individual files a lawsuit for retaliation by an employer for reporting a suspected violation of law, such individual may disclose trade secret(s) to such individual’s attorney and use the trade secret information in the court proceeding, if such individual (1) files any document containing the trade secret under seal and (2) does not disclose the trade secret, except pursuant to court order.

9.Non-Disparagement. Employee agrees that he will not make any statement, oral or written, which Employee knows or reasonably should know to be a disparaging or negative comment concerning the Company or any other Company Party or otherwise detrimental to the reputation or goodwill of the Company or any other Company Party, and shall refrain from suggesting to anyone else that such disparaging, negative or detrimental comment be made, unless required by law.

10. No Waiver. No failure by any party at any time to give notice of any breach by the other parties of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11.Applicable Law; Dispute Resolution.

(a)This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Oklahoma without reference to the principles of conflicts of law thereof; provided, however, Section 3 hereof shall be subject to the laws of the State of Delaware, without regard to the conflicts of law principles of such state. The provisions of Section 12 of the Employment Agreement are hereby incorporated by reference, mutatis mutandis, as if fully set forth herein. For the avoidance of doubt, EMPLOYEE AND THE COMPANY EXPRESSLY ACKNOWLEDGE AND AGREE THAT ANY DISPUTE, CONTROVERSY OR CLAIM, OF ANY AND EVERY KIND OR TYPE, ARISING OUT OF, CONNECTED WITH, OR RELATING IN ANY WAY TO THIS AGREEMENT, OR THE OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE RESOLVED SOLELY AND EXCLUSIVELY IN ACCORDANCE WITH THE PROCEDURES SPECIFIED IN SECTION 12 OF THE EMPLOYMENT AGREEMENT. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY

Exhibit 10.27

WAIVE THE RIGHT TO A JURY TRIAL ON ALL MATTERS SUBJECT TO ARBITRATION PURSUANT TO THIS SECTION 11.

(b)Notwithstanding Section 11(a), a party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce Section 8; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 11. Nothing in this Section 11 shall preclude Employee from filing a charge or complaint with a federal, state or other governmental administrative agency.

12.Interpretation. In this Agreement, (a) the use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, and not to any particular subdivision unless expressly so limited; (d) references in any Article or Section or definition to any clause means such clause of such Article, Section or definition; (e) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified (including any waiver or consent) and in effect from time to time in accordance with the terms thereof; (f) reference to any law means such law as amended, modified, codified, reenacted or replaced and in effect from time to time; and (g) references to “or” shall be interpreted to mean “and/or”. The Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties.

13.Severability. To the extent permitted by applicable law, the Company and Employee hereby agree that any term or provision of this Agreement that renders such term or provision or any other term or provision hereof invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the parties’ bargain hereunder.

14.Withholding of Taxes and Other Employee Deductions. The Company may withhold from all payments made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling.

15.Counterparts. This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

16.Third-Party Beneficiaries; Assignment. Each Company Party that is not a signatory hereto shall be an intended third-party beneficiary of Employee’s covenants, representations, and release of claims set forth in this Agreement and shall be entitled to enforce such covenants, representations, and release as if a party hereto. The Company has the right to assign this Agreement, including to any successor, but Employee

Exhibit 10.27

does not. This Agreement inures to the benefit of the successors and assigns of the Company, who are intended third party beneficiaries of this Agreement.

17.Return of Property. Employee represents and warrants that Employee has returned to the Company all property belonging to the Company and any other Company Party, including all computer files, client materials, electronically stored information and other materials provided to Employee by the Company or any other Company Party in the course of Employee’s employment and Employee further represents and warrants that Employee has not maintained a copy of any such materials in any form.

18.Entire Agreement; Amendment. This Agreement, along with the Employment Agreement to the extent referenced in Section 8 and the PSU Documents to the extent referenced in Section 3, constitute the entire agreement of the parties hereto with regard to the subject matters hereof and supersede all prior and contemporaneous agreements and understandings, oral or written, between Employee and the Company with regard to the subject matter hereof. This Agreement may not be changed orally but only by an agreement in writing agreed to and signed by Employee and the Company.

19.Continued Cooperation. Employee will provide the Company and, as applicable, the other Company Parties, with assistance, when reasonably requested by the Company, with respect to transitioning matters related to Employee’s job responsibilities and otherwise providing information relating to the duties Employee’s performed for the Company and the other Company Parties. In requesting and scheduling Employee’s assistance pursuant to this Section 19, the Company shall take into consideration Employee’s personal and professional obligations.

20.Further Assurances. Employee shall, and shall cause Employee’s affiliates, representatives, and agents to, from time to time at the request of the Company and without any additional consideration, furnish the Company with such further information or assurances, execute and deliver such additional documents, instruments, and conveyances, and take such other actions and do such other things, as may be reasonably necessary or desirable, as determined in the sole discretion of the Company, to carry out the provisions of this Agreement.

[Signature page follows.]

Exhibit 10.27

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in each case, as of the dates set forth beneath their signature blocks below, effective for all purposes as provided above.

TONY C. MARANTO

/s/ Tony C. Maranto

Date: April 26, 2019

ROAN RESOURCES LLC

By: /s/ David C. Treadwell
Name:     David C. Treadwell
Title: Vice President, General Counsel and Secretary

Date: April 26, 2019